Exhibit 1.2

AMERITRUST CORPORATION

WAIVER OF NOTICE AND CONSENT TO HOLD

MEETING OF BOARD OF DIRECTORS

We, the undersigned, being all of the Directors of Ameritrust Corporation (the “Company”), hereby waive the right to receive the advance notice required under the applicable provisions of the applicable Wyoming statutes and the Articles of Incorporation of the Company, and hereby consent to hold the Meeting of the Board of Directors as set forth below. We also agree that actions may be taken on matters coming before the meeting as if notice had been duly given.

Date and Time:	November 10, 2023 at 2:00 P. M.

Place:	Suite D-327 Hyundai Industrial Knowledge Center, Misa-daero 520, Hanam City, Korea

Agenda:	1. Approval of the Dismissal of a Director

2. Approval of the Appointment of a Director

3. Approval of Reporting Alleged Misconduct by a Former Director to Relevant Authorities

Date:	November 10, 2023

Representative Director:	Jong Sun Kim

Secretary:	Seok Song Kang

Director:	Sook Rye Min

AMERITRUST CORPORATION

MINUTES OF MEETING OF BOARD OF DIRECTORS

The Meeting of the Board of Directors of Ameritrust Corporation (the “Company”) was held as follows:

Date and Time:	November 10, 2023 at 2:00 P. M.
Place:	Suite D-327 Hyundai Industrial Knowledge Center, Misa-daero 520, Hanam City, Korea

Total number of Directors:	4 Persons
Number of Directors present:	2 Persons

The Chairman of the Board of Directors of the Company, Director Jong Sun Kim, took the chair and opened the meeting, declaring that the meeting was lawfully constituted with a quorum present, and submitted the following agenda for deliberation.

Agenda 1:	Approval of the Dismissal of a Director, Yun Young Lee

The Chairman presented the circumstances leading to the proposed dismissal of Director Yun Young Lee. It was reported that Mr. Lee is alleged to have engaged in misappropriation of company funds. Additionally, Mr. Lee has been notably absent from his duties at the company for an extended period without providing a satisfactory explanation.

The Board thoroughly reviewed all evidence and documentation related to Mr. Lee’s alleged financial misconduct and his prolonged absence, which has been deemed negligent and detrimental to the effective management of the company.

RESOLVED, that following a detailed discussion and a unanimous vote of the Directors present, the dismissal of Yun Young Lee as a Director of the company be approved in accordance with Section 3-5 of the company’s Articles of Incorporation, on the grounds of alleged misappropriation and negligence in fulfilling his directorial duties.

Agenda 2:	Approval of the Appointment of a Director

The Chairman detailed the need for appointing a new director following the dismissal of Yun Young Lee. It was proposed that Seok Song Kang, currently serving as the Secretary of the Company, be appointed to also fulfill the role of Director, thereby assuming dual responsibilities within the company.

Following the Directors’ review of the qualifications of Seok Song Kang and the circumstances necessitating this appointment, by the unanimous consent of the Directors present, it was

RESOLVED, that the appointment of Seok Song Kang as a Director, in addition to his ongoing duties as the Company Secretary, be approved as presented.

Agenda 3:	Approval of Reporting Alleged Misconduct by a Former Director to Relevant Authorities

The Chairman provided the Board with circumstantial evidence, including a phone recording in which Mr. Yun Young Lee discusses actions that constituted misappropriation and embezzlement of company funds. This evidence was integral to the Board’s decision to dismiss Mr. Lee.

The Board carefully reviewed the provided evidence, which not only supported the claims of financial misconduct but also highlighted Mr. Lee’s extended unexplained absences from the company, further justifying his dismissal.

Following a comprehensive evaluation and with unanimous consent of the Directors present,

RESOLVED, that the reporting of Yun Young Lee, the former Director, to the Police Station in Gangseo District, Seoul, for further investigation, be approved as presented.

There being no further business to be conducted at the meeting, the Chairman declared the meeting closed at 2:30 P. M.

IN WITNESS WHEREOF, the Chairman, the directors present prepared these minutes and signed or affixed thereon their names and seals.

In case of any discrepancy between the English and Korean versions of these minutes, the English version shall prevail.

Date:	November 10, 2023

Ameritrust Corporation

Representative Director:	/s/ Jong Sun Kim

Secretary:	/s/ Seok Song Kang

Director:	/s/ Sook Rye Min